Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER 2010 RESULTS

Toronto, Ontario, May 12, 2010 - SunOpta Inc. (“SunOpta” or “the Company”) (NASDAQ:STKL; TSX:SOY), a leading global company focused on natural, organic and specialty foods and natural health products, today announced financial results for the quarter period ended April 3, 2010. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

For the first quarter of 2010 the Company realized revenues of $266.1 million versus first quarter 2009 revenues of $232.1 million, a year over year increase of 14.7% . Revenues in SunOpta Foods were $247.6 million, an increase of 13.9% versus the first quarter of 2009. After adjusting for movements in foreign exchange rates and commodity prices, food revenues increased approximately 10.8% in the first quarter of 2010 versus the first quarter of 2009. All operating segments realized increased revenues year over year.

For the first quarter of 2010 the Company reported net income on a GAAP basis of $4.6 million or $0.07 per diluted common share versus a loss in 2009 of $(1.7) million or $(0.03) per diluted common share. Results for the quarter include additional pre-tax costs of approximately $2.4 million, including legal and professional fees and costs related to ongoing facility and operational rationalizations.

Gross margin as a percentage of revenue increased to 18.4% in the quarter versus 14.5% in the prior year. All operating segments realized improved gross margins as a percentage of revenue. Operating income1 increased to $10.7 million or 4.0% of revenues versus negative operating income1 in the prior year of $(0.4) million or (0.02%) of revenues. Operating income1 in SunOpta Foods increased to $12.5 million or 5.1% of revenues versus $2.7 million or 1.3% in the prior year.

EBITDA1 for the first quarter of 2010 increased 259% to $15.7 million versus $4.4 million in the first quarter of 2009, indicative of the improved operating performance realized in the business.

At April 3, 2010 the Company’s balance sheet reflects a current working capital ratio of 1.30 to 1.00, long-term debt to equity ratio of 0.36 to 1.00 and total debt to equity ratio of 0.72 to 1.00. During the first quarter of 2010 the Company used cash from operating activities of $14.3 million, due primarily to increased accounts receivable and normal seasonal fluctuations. At April 3, 2010 the Company has total assets of $571.1 million and a net book value of $3.68 per outstanding share.

At quarter-end, the Company is in compliance with all banking covenants.

1See discussion on Non-GAAP Measures

Steve Bromley, President and Chief Executive Officer of SunOpta commented, “We are very pleased with our first quarter results and our return to profitability. The results of the first quarter are the product of extensive initiatives we have completed, centered on improving operating results within our core business segments while at the same time improving our return on assets employed. We continue to focus on these efforts and are very pleased that the initiatives completed to date are beginning to have the expected positive effect on our results. We remain confident that our continued focus on margin improvement, when combined with strong consumer interest in health and wellness, positions our Company for long-term success.”

The Company plans to host a conference call at 10:00 a.m. Eastern Time on Thursday, May 13th, 2010 to discuss these results and recent corporate developments. The conference call can be accessed via a link at the Company’s website at www.sunopta.com. Additionally, the call may be accessed with the toll free dial-in number 1-877-312-9198 or 631-291-4622. A replay number can also be accessed between May 13th and 20th with the toll free dial-in number 1–800-642-1687 or 706-645-9291 followed by pass code: 71486905#.

Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding Operating Income and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results. The measures are not in accordance with GAAP. The Company believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. The Company defines Operating Income as “Earnings before the following” excluding the impact of “Other expense (income), net”; and EBITDA as Operating Income plus depreciation and amortization.

The following is a tabular presentation of the non-GAAP financial measures, including a reconciliation to GAAP earnings (loss) for the period, which the Company believes to be the most directly comparable GAAP financial measure.

	Quarter ended April 3, 2010	Quarter ended March 31, 2009
	$	$

Earnings (loss) for the period	4,641	(1,979)

Provision for (recovery of) income taxes	2,498	(1,066)
Interest expense, net	3,121	2,871
Other expense (income), net	461	(186)
Operating income	10,721	(360)
Depreciation and amortization	4,972	4,731
Earnings before interest, taxes, depreciation
and amortization (EBITDA)	15,693	4,371

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Foods, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.4 % owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. SunOpta believes that each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements
Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, management’s expectations regarding improving our operating results and return on assets employed and our continued focus on margin improvement. The terms and phrases “improving”, “continue”, “remain confident”, “positions”, and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer trends, preferences and spending patterns, product pricing levels, current customer demand, competitive intensity, cost rationalization and product development initiatives,. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, potential failure of product development, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Chief Operating Officer
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 3, 2010 and March 31, 2009
(Expressed in thousands of U.S. dollars, except per share amounts)
(Unaudited)

	April 3, 2010	March 31, 2009	% change
	$	$

Revenues	266,100	232,074	14.7%

Cost of goods sold	217,205	198,427	9.5%

Gross profit	48,895	33,647	45.3%

Warehousing and distribution expenses	6,029	4,461	35.1%
Selling, general and administrative expenses	32,171	26,852	19.8%
Intangible asset amortization	1,443	1,431	0.8%
Other expense (income), net	461	(186)	347.8%
Foreign exchange (gain) loss	(1,469)	1,263	216.3%

Earnings (loss) before the following	10,260	(174)	n/m

Interest expense, net	3,121	2,871	8.7%

Earnings (loss) before income taxes	7,139	(3,045)	334.4%

Provision for (recovery of) income taxes	2,498	(1,066)	334.3%

Earnings (loss) for the period	4,641	(1,979)	334.5%

Earnings (loss) for the period attributable to non-controlling interests	28	(322)	108.7%

Earnings (loss) for the period attributable to SunOpta Inc.	4,613	(1,657)	378.4%

Earnings (loss) per share for the period

Basic	0.07	(0.03)

Diluted	0.07	(0.03)

SunOpta Inc.
Consolidated Balance Sheet
As at April 3, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars)
(Unaudited)

	April 3, 2010	December 31, 2009
	$	$

Assets

Current assets
Cash and cash equivalents	22,340	20,723
Accounts receivable	118,967	94,241
Inventories	172,051	178,140
Prepaid expenses and other current assets	11,440	10,813
Current income taxes recoverable	37	442
Deferred income taxes	5,457	5,457
	330,292	309,816

Property, plant and equipment	114,699	113,245
Goodwill	50,270	49,717
Intangible assets	58,750	60,902
Deferred income taxes	14,661	14,734
Other assets	2,470	2,876
	571,142	551,290
Liabilities

Current liabilities
Bank indebtedness	85,844	63,481
Accounts payable and accrued liabilities	94,457	106,253
Customer and other deposits	3,981	1,436
Other current liabilities	2,447	1,566
Current portion of long-term debt	67,218	52,455
Current portion of long-term liabilities	181	712
	254,128	225,903

Long-term debt	18,775	34,734
Long-term liabilities	3,326	3,247
Deferred income taxes	13,413	12,708
	289,642	276,592

Preferred shares of a subsidiary company	28,288	28,187

Equity
SunOpta Inc. Shareholders’ Equity
Capital stock	178,901	178,694
65,065,907 common shares (December 31, 2009 – 64,982,968)
Additional paid in capital	8,734	7,934
Retained earnings	38,759	34,146
Accumulated other comprehensive income	13,116	12,079
Total SunOpta Inc. Shareholders’ Equity	239,510	232,853
Non-controlling interest	13,702	13,658
Total Equity	253,212	246,511
	571,142	551,290

SunOpta Inc.
Condensed Consolidated Statements of Cash Flow
For the quarters ended April 3, 2010 and March 31, 2009
(Expressed in thousands of U.S. dollars)
(Unaudited)

	April 3, 2010	March 31, 2009
	$	$

Cash provided by (used in)

Operating activities
Earnings (loss) for the period	4,641	(1,979)
Items not affecting cash
Amortization	4,972	4,731
Stock-based compensation	800	253
Unrealized gain on foreign exchange	(1,092)	(525)
Deferred income taxes	1,290	(1,798)
Other	889	(728)
Changes in non-cash working capital, net of businesses acquired	(25,835)	(4,474)
	(14,335)	(4,520)

Investing activities
Increase in short-term investments	-	(16,500)
Purchases of property, plant and equipment, net	(6,312)	(4,588)
Payment of deferred purchase consideration	(500)	(500)
Purchase of patents, trademarks and other intangible assets	(42)	(64)
Other	296	50
	(6,558)	(21,602)
Financing activities
Increase in line of credit facilities	23,386	12,002
Repayment of long-term debt	(1,102)	(4,019)
Borrowings under long-term debt	-	716
Proceeds from the issuance of common shares	207	198
Other	(188)	69
	22,303	8,966

Foreign exchange gain (loss) on cash held in a foreign currency	207	(194)

Increase (decrease) in cash and cash equivalents during the period	1,617	(17,350)

Cash and cash equivalents – beginning of the period	20,723	24,755

Cash and cash equivalents – end of the period	22,340	7,405

SunOpta Inc.
Segmented Information
For the quarters ended April 3, 2010 and March 31, 2009
(Expressed in thousands of U.S. dollars)
(Unaudited)

		Quarter ended
		April 3, 2010
		SunOpta Foods	Opta Minerals	SunOpta BioProcess	Corporate	Consolidated
		$	$	$	$	$

Total revenues from external customers		247,547	17,931	622	-	266,100

Segment Operating Income		12,528	1,713	(497)	(3,023)	10,721

SunOpta Foods has the following segmented reporting:
	Quarter ended
	April 3, 2010
	Grains and Foods	Ingredients	Fruit Group	IST	Distribution	SunOpta Foods
	$	$	$	$	$	$

Total revenues from external customers	78,845	18,150	43,300	41,325	65,927	247,547

Segment Operating Income	5,016	4,212	1,855	1,642	(197)	12,528

	Quarter ended
		March 31, 2009
		SunOpta Foods	Opta Minerals	SunOpta BioProcess	Corporate	Consolidated
		$	$	$	$	$

Total revenues from external customers		217,336	14,725	13	-	232,074

Segment Operating Income		2,746	(752)	(758)	(1,596)	(360)

SunOpta Foods has the following segmented reporting:
	Quarter ended
	March 31, 2009
	Grains and Foods	Ingredients	Fruit Group	IST	Distribution	SunOpta Foods
	$	$	$	$	$	$

Total revenues from external customers	74,339	13,540	37,602	35,183	56,672	217,336

Segment Operating Income	3,935	822	(1,157)	(1,172)	318	2,746

(Segment Operating Income is defined as “Earnings before the following” excluding the impact of “other expense (income), net”)